STATE OF DELAWARE
CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Sound Revolution Inc. ____________, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is On4 Communications, Inc. ____________, an Arizona corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Sound Revolution Inc. ____________, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 40,000,000 common shares, 10,000,000 preferred shares.

SIXTH: The merger is to become effective on May 1, 2009.

SEVENTH: The Agreement of Merger is on file at 925 W. Georgia Street, Suite 1820, Vancouver, BC, Canada, V6C 3L2, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 1st day of May, A.D., 2009.

By: ____________
Authorized Officer

Name: Penny Green
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Title: President, CEO